UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2018

FUNDTHATCOMPANY
(Exact name of registrant as specified in its charter)

Nevada	333-208350	47-4982037
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

1815 NE 144 Street

North Miami, FL 33181

(Address of principal executive offices)

555/114 Moo 9, Sattahip District

Chonburi, 20180, Kingdom of Thailand

(Former Address)

(877) 451-0120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2459.244a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2459.244d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2459.243e-4c))

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Effective April 9, 2018, Chayut Ardwichai, the holder of an aggregate of 43,750,000 shares of Common Stock of FUNDTHATCOMPANY (the “Company”), representing approximately 59.24% of the issued and outstanding shares of Common Stock of the Company, sold all 43,750,000 of his shares of Common Stock to Crypto Ventures Capital, Inc., a Florida corporation, shown in the table below, which now beneficially owns greater than 5% of the Company’s issued and outstanding shares of Common Stock (the “Purchaser”), for a total purchase price of $323,000.

As a result of the transaction on April 9, 2018, the Purchaser owns Common Stock representing approximately 59.24% of the issued and outstanding shares of Common Stock. The purchase of common stock by the Purchaser was financed with a combination of savings of the Purchaser and loan proceeds.

The following table sets forth, as of today’s date, certain information regarding the beneficial ownership of the shares of Common Stock by: (i) each person who, to the Company’s knowledge, beneficially owns 5% or more of the shares of Common Stock and (ii) each of the Company’s directors and “named executive officers.” As of April 9, 2018, there were 73,850,000 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner and nature of beneficial ownership	Amount		Percent of class

	Officers and Directors

Common	Chayut Ardwichai, Departing CEO and Departing Director	0	*	*0%

Common	Yosef Biton, CEO and Director	43,750,000	(1)	59.24%
	1815 NE 144 Street, North Miami, FL 33181
	Total Officers and Directors	43,750,000		59.24%

____________

*	Chayut Ardwichai sold all of his 43,750,000 shares of the Company’s Common Stock, effective April 9, 2018, and now owns 0%.

(1)	Mr. Biton’s 43,750,000 shares are held in the name of Crypto Ventures Capital, Inc., a Florida corporation beneficially owned and controlled by Mr. Biton.

The above table reflects share ownership as of the Record Date, and after giving effect to the transactions that took place on the Closing Date. Each share of Common Stock has one vote per share on all matters submitted to a vote of our shareholders. We have no preferred stock issued and outstanding.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On the Closing Date, Mr. Ardwichai resigned all officer positions with the Company and resigned as Chairman of the Board (but remained a Board member). Mr. Ardwichai also resigned as a director of the Company, provided that his resignation is subject to and not effective until the Company’s Transfer Agent has finalized the transfer of the 43,750,000 shares of common stock. The Company did not have any committees, and therefore Mr. Ardwichai never served on any committees. Mr. Ardwichai did not resign as a result of any disagreement with the Company.

Mr. Yosef Biton was appointed Chairman of the Board, and the Board appointed him to the following officers and directors:

Name	Age	Position(s)
Yosef Biton	38	CEO, President, Secretary, Treasurer, Director, Chairman

Yosef Biton- Chief Executive Officer, President, Secretary, Treasurer, Chairman of the Board, Director

Yosef Biton, age 38, is President, Chief Executive Officer, Secretary, Treasurer, Chairman of the Board and Director of FundThatCompany. As CEO, he oversees the day-to-day operations of the company and manages its growth. Over the last 10 years, Mr. Biton has been a serial entrepreneur and investor, owning, operating or investing in many private businesses including ones engaged in online ecommerce, real estate, construction and retail. He also is President of Crypto Ventures Capital, Inc., a Florida corporation, which is the majority shareholder in FundThatCompany.

Mr. Biton’s experience in leadership and business development, has led the Board of Director to reach the conclusion that he should serve as a Director and Chief Executive Officer of the Company. On April 9, 2018, Mr. Biton was appointed as the Chief Executive Officer and Director of the Company.

The Company has not entered into any material plan, contract or arrangement (whether or not written) with its new officer and director appointed on April 9, 2018.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Written Board Consent Appointing New Officers and Directors dated April 9, 2018
10.2	Resignation Letter of Chayut Ardwichai

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FUNDTHATCOMPANY

Date: April 9, 2018	By:	/s/ Yosef Biton
Yosef Biton, Chief Executive Officer

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